EXHIBIT 16
August 24, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Comm Bancorp, Inc.
We have read the statements that we understand Comm Bancorp, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.
Yours truly,

/s/ Kevin R. Foley KRONICK KALADA BERDY & CO., P.C.

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